Exhibit 10.3

TRANSITION AGREEMENT
This Transition Agreement (this “Agreement”), is made by and between Steven Moore, an individual (the “Executive”) and Pixelworks, Inc. (the “Company”) (individually each a “Party” and collectively the “Parties”), effective at the end of the seventh (7th) calendar day after the date a signed copy of this Agreement is delivered to the Company by the Executive (the “Effective Date”).
Recitals
1.Executive’s employment with the Company will end on October 4, 2019, but he has agreed to continue working at the Company to and for a limited period of time following the commencement of employment of a new Chief Financial Officer in order to assist in the transition of his duties to the new Chief Financial Officer.

2.The Parties wish to have Executive’s rights to severance pay and other benefits arising from the transition of his job duties and the termination of Executive’s employment with the Company to be governed by terms of this Agreement and the agreements referenced herein.

Agreement
Based upon the information stated in the above Recitals and the statements, promises and agreements contained below, the Parties hereby agree as follows:
1.Employment of Executive. The Parties agree that Executive’s employment with the Company will terminate October 4, 2019 (“Termination Date”). Executive agrees that upon commencement of employment of the new Chief Financial Officer of the Company (the “New CFO”), estimated to be September 16, 2019, Executive will cease being the Chief Financial Officer of the Company (“Transition Date”). The Time period from the Transition Date to the Termination Date, shall be called the “Transition Period.”
2.Duties and Compensation during the Transition Period. Executive will continue to work full time for the Company during the Transition Period, assisting in the transition of his duties to the New CFO and performing other duties as requested by the Company. During the Transition Period, Executive’s base salary will continue to be $23,947.92 per month, he will continue to accrue all employee benefits available to all other similarly situated full time executive employees and he will continue vest in his outstanding Restricted Stock Units (“RSUs”) in accordance with terms of such awards.
3.Accrued Vacation Time and Reimbursement of Expenses. On or before the Termination Date, the Company shall fully pay Executive for all accrued but unused vacation and shall reimburse him for all reimbursable expenses that he has submitted for payment.
4.Post-termination Consulting. The Parties agree that upon termination of Executive’s employment, Executive shall become a consultant to the Company for a period commencing on the Termination Date and ending on March 6, 2020 or such earlier date as provided in the Consulting Agreement attached hereto as Exhibit A (the “Consulting Period”). Both Parties agree that they will sign the Consulting Agreement on or before the Termination Date.
5.COBRA Subsidy. In further consideration for this release and other promises made by Executive herein, and provided that Executive timely and properly elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Company agrees to pay for the portion of each month’s COBRA payment equal to the monthly amount that was paid by the Company for health insurance for the Employee and his dependents prior the termination of Executive’s employment (inclusive of medical, dental and vision) (“COBRA Payment”) for the eighteen month period from November 2019 through April 2021 (the “COBRA Period”); provided that, notwithstanding the foregoing, in the event such COBRA Payment could result in a penalty, excise tax or other related liability to the Company, the Executive or the group health plan under applicable law, Company may instead, at Company’s discretion, provide Executive with cash payments during the COBRA Period equivalent in value to the COBRA Payment otherwise payable hereunder but without regard as to whether Executive continues health coverage under the Company’s group health plan (the “Substitute Benefit”). The Employee will not be reimbursed for the portion of the premium which he had paid prior to the termination of employment or for any administrative fees. Notwithstanding the foregoing, the COBRA Payment or the Substitute Benefit will cease upon the earlier of the end of COBRA Period, Executive becoming eligible for health insurance by a new employer, or the occurrence of any event that would cause Executive to no longer be eligible for COBRA continuation coverage under the Company’s group health plan.  Executive is solely responsible for making his COBRA election in a timely manner.

6.Annual Bonus. Executive will be paid the amount of his annual target bonus for 2019, in the amount of one hundred forty three thousand six hundred eighty eight dollars ($143,688). Such payment will be made when other Company 2019 executive annual bonuses are normally paid, but in no event later than March 13, 2020.
7.Severance Payment. Upon the termination of Executive’s Consulting Agreement, and on the condition that not later than March 6, 2020, Executive signs the Separation Agreement and Release of Claims the (the “Second Agreement”) in the form attached hereto as Exhibit B, and does not revoke the Second Agreement, and in consideration of the covenants and promises contained in the Second Agreement, the Company will pay Executive’ a lump sum payment of one hundred sixty seven thousand six hundred thirty five dollars ($167,635), less applicable withholding, which is equal to approximately seven months of Executive’s base salary. Such payment shall be made not later than March 13, 2020.
8.Payment of Attorneys’ Fees. The Company shall make payment of up to One Thousand Five hundred dollars ($1,500.00) for attorney’s fees and costs incurred in connection with drafting and negotiating this Agreement, the Consulting Agreement and the Separation Agreement, and providing advice to Executive with respect to related issues related to the foregoing, which sum shall be reported on a Form 1099 to both the Executive and his attorneys.
9.Effect of Equity Awards. The outstanding RSUs held by the Executive shall continue to remain outstanding until the date which is six (6) months following the termination of the Consulting Period and such RSUs shall continue to vest during Consulting Period. If Executive does not complete the remaining period of employment by the Company or the full term of his Consulting Agreement by reason of termination by the Company for other than Cause as defined in paragraph 1(a) of the Executive’s Amended and Restated Change of Control and Severance Agreement effective January 15, 2019 (the “2019 Severance Agreement”), or by reason of the Executive’s death or inability to perform the services required by reason of the Executive’s disability (as determined by the Board in good faith), then the Executive shall vest in those RSUs as would have vested during remaining employment period and term of the Consulting Agreement. In the case of  failure to complete the remaining period of employment by the Company or termination of the Consulting Period for any reason other than those provided in the preceding sentence, no vesting of RSUs shall be received with respect the remaining employment period or term of the Consulting Agreement. On the condition that a Change of Control, as defined in paragraph 1(b) of the 2019 Severance Agreement, occurs prior to or within six (6) months following the termination of the Consulting Period and the Executive (or his executor or personal representative in the event of Executive’s death) has signed and not revoked a general release of claims, all RSUs granted by the Company to the Executive prior to the Change of Control which are outstanding and unvested shall accelerate and become 100% vested. If no Change of Control shall occur prior to the end such six (6) month period, the unvested RSUs granted to such Executive shall be forfeited and terminated.
10.Continued Rights to Severance. If Executive does not complete the remaining period of employment by the Company or the term of his Consulting Agreement, attached hereto as Exhibit A, reason other than by reason of a termination by the Company for “Cause” as defined in paragraph 1(a) of the 2019 Severance Agreement, he will remain entitled to the severance benefits provided for in Section 5 through and including Section 8 of this Agreement, as well as the benefits provided for in Section 9 of this Agreement (to the extent provided in Section 9), on the condition that Executive signs and does not revoke a general release of claims against the Company.
11.Release of all Claims. Except as otherwise set forth in this Agreement, Executive hereby releases, acquits and forever discharges the Company and each of its employees, officers, directors, shareholders, agents, predecessors and successors in interest, parents, subsidiaries, attorneys, and assigns, (“Company-Affiliates”) of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, or conduct at any time prior to and including the Effective Date of this Agreement. This general release includes, but is not limited to: (i) claims and demands arising out of or in any way connected with your employment with the Company, or the termination of that employment; (ii) claims or demands related to your compensation or benefits with the Company, including but not limited to, wages, salary, bonuses, commissions, vacation pay, fringe benefits, expense reimbursements, incentive pay, severance pay, or any other form of compensation; (iii) claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees or other claim arising under the federal Age Discrimination in Employment in Employment Act, 29 U.S.C. §§621, et seq., (as amended by the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f))), the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Family Medical Leave Act, as amended; the federal Worker Adjustment and Retraining Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the Immigration Reform and Control Act, California Fair Employment and Housing Act (Cal. Gov’t Code §12900 et seq.); California Family Rights Act (Cal. Gov. Code §12945.2); California Spousal Military Leave Law (Cal. Mil. & Vet. Code §395.10); California WARN Act (Cal. Lab. Code §1400 et seq.); the California Labor Code, the California Private Attorney General Act; (iv) all tort claims, including without limitation, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, including claims arising out of an employment agreement, sales commission plan or incentive compensation plan applicable to your employment with the Company. To the extent permitted by law, Executive also promise never directly or indirectly to bring or participate in an action against the Company or Company-Affiliates under California Business & Professions Code Section 17200 or any unfair competition law of any jurisdiction.
Excluded from this Agreement are any claims, which by law cannot be waived in a private agreement between an employer and employee. The Release does not extend to claims for unemployment or workers’ compensation benefits or waive the Executive’s right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934. Moreover, this Release does not prohibit Executive from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or the Department of Fair Employment and Housing or participating in an EEOC or state agency investigation and does not prohibit Executive from cooperating with an investigation by those or any other federal, state or local agency. Executive agrees to waive his right to monetary or other recovery from the Company should any claim be pursued with the EEOC, state agency, or any other federal, state or local administrative agency on his behalf arising out of or related to his employment with and/or separation from the Company. Nothing in this Agreement is intended to release or waive any rights you may have (i) under COBRA, (ii) to unemployment insurance benefits, (iii) to indemnification for any liabilities, attorney’s fees, costs and/or expenses pursuant to any applicable statutes including Labor Code section 2802, Certificates of Incorporation, By-laws or insurance policies of the Company, its affiliates or subsidiaries, or (iv) to enforce the terms of this agreement.
12.Release of unknown Claims. To the maximum extent permitted by law, Executive agrees that the Releases described in Section 11 extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected. Executive expressly waive the provisions of Section 1542 of the Civil Code, which provides:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
13.No Release of Future Rights. The Release does not waive any rights or claims that the Executive might have arising after the date the Executive signs this Agreement.
14.No Pending Claims or Actions. The Executive promises and states that the Executive has not given or sold any claim discussed in this Agreement to anyone and that the Executive has not filed a lawsuit, claim, or charge with any court or government agency asserting any claims that are released by the Release. Without limiting the generality of the foregoing, the Executive agrees that the Executive will not bring or participate in any class action or collective action against the Company which asserts, in whole or in part, any claim(s), which arose prior to the date this Agreement, is signed by the Executive, whether or not such claims are covered by the Release.
15.Non-Disclosure of Proprietary Information. The Executive promises and agrees that he will not, except upon written authorization from the Company or as required by law, disclose any confidential or proprietary non-public information belonging to or concerning the Company, and/or Company-Affiliates, vendors, or customers, including, without limitation, financial data, business and marketing plans, budgets, personnel information, product designs and specifications, research and development plans and budgets, technical drawings and specifications, manufacturing methods, technical know‑how or other trade secrets. The Executive acknowledges and reaffirms in its entirety the Proprietary Information and Inventions Agreement executed upon commencement of his employment (the “IP Agreement”). Nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any obligation of the Executive pursuant to the IP Agreement that by the terms of the IP Agreement, such terms continue after Executive’s separation from the Company’s employment. Notwithstanding anything contained in this Agreement or the IP Agreement, the Executive may disclose Confidential Information in confidence directly or indirectly to federal, state, or local government officials, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or regulation or making other disclosures that are protected under the whistleblower provisions of state or federal laws or regulations.   Nothing in this Agreement or the IP Agreement is intended to conflict with Federal law protecting confidential disclosures of a trade secret to the Government or in a court filing, 18 U.S.C. § 1833(b), or to create liability for disclosures of Confidential Information that are expressly allowed by 18 U.S.C. § 1833(b).
16.Confidentiality. The Executive promises to hold the provisions of this Agreement in strictest confidence. The Executive may disclose this Agreement, in confidence, to his immediate family, to his attorneys, accountants, auditors, tax preparers and financial advisors, and as may be necessary to enforce its terms or as otherwise required by law. Otherwise, the Executive agrees not to publicize or disclose its terms to anyone, in any manner. In particular (but without limitation), the Executive agrees not to discuss the terms of this Agreement with former or current employees, clients, suppliers, subcontractors or other business contacts of the Company.
17.No Assistance in Asserting Claims. Executive agrees not to counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third Party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless Executive is required to provide such assistance pursuant to subpoena, other court order or demand for cooperation from any local, state or federal agency; provided that Executive shall provide the Company with notice prior to Executive responding to any such demand.
18.Non-Disparagement. Executive agrees to refrain from any disparagement, defamation, libel or slander of the Company or Company-Affiliates or tortious interference with the contracts and relationships of the Company. The Company agrees to request all directors and executive officers as of the Termination Date to refrain from any disparagement, defamation, libel, slander of Executive; provided the Company shall not be restricted with respect to any legally required disclosures.
19.Announcement of Executive’s Departure. The parties agree that they will issue a joint announcement stating that Executive will leave the Company, to reduce his workload as he heads to retirement. He has agreed to act as a consultant to assist the Company in its transition to a new Chief Financial Officer.
20.Unemployment Insurance Benefits. The Company agrees it will not contest a claim for unemployment insurance benefits should Executive elect to pursue such benefits.
21.Choice of Law. This Agreement is to be governed by California law. Taxes, Payments and benefits provided under this Agreement are taxable under the laws of the United States and the State of California and will be subject to all required withholdings and court ordered wage assignments and/or garnishments.
22.Severability. If any portion of this Agreement is found to be unenforceable, then both the Executive and the Company desire that all other portions that can be separated from it or appropriately limited in scope shall remain fully valid and enforceable.
23.Arbitration. Except as prohibited by law, any legal dispute between the Executive and the Company (or between the Executive and any Company-Affiliates, each of whom is hereby designated a third party beneficiary of this agreement regarding arbitration) arising out of the Executive’s employment or termination of employment or this Agreement (a “Dispute”) will be resolved through binding arbitration in Santa Clara, California in accordance with the then current Employment Dispute Resolution Rules (the “Rules”) of the American Arbitration Association (“AAA”), which rules are available for review at www.adr.org and are incorporated herein by reference (the “Rules). Judgment upon the award rendered by the arbitrator in such proceeding may be entered in any court having jurisdiction thereof, provided, however, that the law applicable to any issues regarding the scope, effectiveness or interpretation of this arbitration provision shall be the Federal Arbitration Act. The arbitration shall be conducted by a single neutral arbitrator selected by the parties from a list maintained by the AAA. Nothing in this arbitration provision is intended to limit any right the Executive may have to file a charge or claim with (or, to the extent not barred by the Release, to obtain relief from) the National Labor Relations Board, or other federal or state agencies. The Parties agree that such arbitration shall be conducted on an individual basis only, not a class, representative or collective basis, and hereby waive any right to bring classwide, collective or representative claims before any arbitrator or in any forum, except to the extent a representative action under the California Private Attorney General Act is, as a matter of law, not deemed subject to a such waiver. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL. This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the Parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration. The costs associated with the arbitration proceeding (e.g., administrative fees of AAA and the fees of the arbitrator) shall be borne by the Company; any attorneys’ fees shall be the responsibility of each party.
24.Integration. This Agreement and its Exhibits is intended by the Parties to be their final agreement with respect to the subject matter herein. The statements, promises and agreements in this Agreement may not be contradicted by any prior or contemporaneous understandings, agreements, promises or statements. The Parties agree that the promises contained herein supersede and extinguish those made in the 2019 Severance Agreement, except as set forth herein and the 2019 Severance Agreement is terminated. The Executive states and promises that in signing this Agreement he has not relied on any statements or promises made by the Company, other than the promises contained in this Agreement. Any changes to this Agreement must be in writing and signed by both Parties.
25.Attorneys’ fees. If either Party files any arbitration, lawsuit, claim, or charge based on, or in any way related to, the Executive’s employment with the Company, any claim that the Executive has released in the Release or the promises and agreements contained in this Agreement, the Party that wins the lawsuit or arbitration or prevails on the claim or charge will be entitled to recover from the other Party all costs it incurs, in connection with the dispute, including reasonable attorneys’ fees.
This Section 25 shall not apply if the Executive asserts a claim under the Age Discrimination in Employment in Employment Act, 29 U.S.C. §§621, et seq., (as amended by the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f)), even though such claim is barred by the Release given by the Executive in this Agreement. This Section does not limit the completeness or finality of Release. It only limits the Company’s remedies in the event that the Executive asserts certain claims barred by the Release.

26.Successors and Assigns. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributes, devisees, and legatees, as applicable and with respect to Executive.
27.Older Workers Benefit Act Acknowledgment. The Executive acknowledges, represents and agrees, in compliance with the Older Workers’ Benefit Protection Act:
a.The Executive has been fully informed and is fully aware of his right to discuss any and all aspects of this matter with an attorney of his choice and is specifically advised that he should seek such advice;
b.The Executive has carefully read and fully understands all of the provisions of this Agreement;
c.The Executive has had up to and including a full twenty-one (21) days within which to consider this Agreement before executing it, unless by his own choice he has waived all or part of this period. Mutually agreed upon changes to this Agreement, whether material or immaterial, do not restart the twenty-one (21) day period;
d.The Executive has a full seven (7) days following the execution of this Agreement to revoke this Agreement, and has been and is hereby advised in writing that this Agreement shall not become effective or enforceable as to the Executive’s rights under the federal Age Discrimination in Employment Act (29 U.S.C. section 621 et seq.) until the revocation period has expired (but shall be immediately effective as to all other claims). Any revocation shall be made in writing and delivered to Greg Zafiris, General Counsel, Pixelworks, 226 Airport Parkway, Suite 595, San Jose, CA 95110 onor before the seventh day following the Executive’s execution of this Agreement; and
e.The Executive accepts the terms of this Agreement as fair and equitable under all the circumstances and voluntarily executes this Agreement.
28.Advice of Counsel & Executive Acknowledgments. Executive hereby acknowledges that he: (a) fully understands his right to discuss this Agreement with independent counsel of his choice, and is encouraged to do so; (b) has read and understands this Agreement and the legal effect of the waivers and releases contained herein; and (c) is entering into this Agreement knowingly and voluntarily of his own free will and without coercion, duress, fraud or undue influence of any kind whatsoever.
29.Representations and Warranties. The Executive represents and warrants that 1) the Executive has had the opportunity to discuss this Agreement with counsel, and 2) the Executive signs this Agreement of the Executive’s own volition, without outside inducement or coercion, fully intending to be bound by its terms.
In order to bind the Parties to this Transition Agreement, the Parties, or their duly authorized representatives have signed their names below.

Pixelworks, Inc.	Steven Moore, Executive
By /S/ Todd A. DeBonis	/S/ Steven Moore
Todd A. DeBonis President & Chief Executive Officer	12 September, 2019
Date Signed by Executive